Exhibit 4.14

Dated 8 May 2025

THETA NAVIGATION LTD

MOONSPRITE SHIPPING CORP.

as joint and several Borrowers

and

OKEANIS ECO TANKERS CORP.

as Parent Guarantor

and

ALPHA BANK S.A.

as Original Lender

FACILITY AGREEMENT

relating to

(i) the refinancing of the existing indebtedness secured on

m.ts. “NISSOS NIKOURIA” and “NISSOS ANAFI” and (ii) the provision of liquidity to the group for working capital purposes

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		28
2	The Facility	28
3	Purpose	28
4	Conditions of Utilisation	29
Section 3 Utilisation		30
5	Utilisation	30
Section 4 Repayment, Prepayment and Cancellation		32
6	Repayment	32
7	Prepayment and Cancellation	33
Section 5 Costs of Utilisation		36
8	Interest	36
9	Interest Periods	38
10	Changes to the Calculation of Interest	39
11	Fees	40
Section 6 Additional Payment Obligations		42
12	Tax Gross Up and Indemnities	42
13	Increased Costs	45
14	Other Indemnities	47
15	Mitigation by the Lender	49
16	Costs and Expenses	50
Section 7 Guarantees and joint and several liability of Borrowers		51
17	Guarantee and Indemnity – Parent Guarantor	51
18	Joint and Several Liability of the Borrowers	54
Section 8 Representations, Undertakings and Events of Default		56
19	Representations	56
20	Information Undertakings	63
21	Financial Covenants	66
22	General Undertakings	67
23	Insurance Undertakings	75
24	Ship Undertakings	80
25	Security Cover	89
26	Accounts and application of Earnings and Hedge Receipts	91
27	Events of Default	91
Section 9 Changes to Parties		97
28	Changes to the Lender	97
29	Changes to the Transaction Obligors	98
Section 10 Administration		99
30	Payment Mechanics	99
31	Set-Off	101
32	Conduct of business by the Lender	101
33	Bail-In	101
34	Notices	101
35	Calculations and Certificates	103
36	Partial Invalidity	104
37	Remedies and Waivers	104

38	Entire Agreement	104
39	Settlement or Discharge Conditional	104
40	Irrevocable Payment	105
41	Amendments	105
42	Confidential Information	108
43	Confidentiality of Funding Rates	110
44	Counterparts	112
Section 11 Governing Law and Enforcement		113
45	Governing Law	113
46	Enforcement	113

Schedules

Schedule 1 The Parties	114
Part A The Obligors	114
Part B The Original Lender	115
Schedule 2 Conditions Precedent	116
Part A Conditions Precedent to Utilisation Request	116
Part B Conditions Precedent to Utilisation	117
Schedule 3 Requests	118
Part A Utilisation Request	118
Part B Selection Notice	119
Schedule 4 Details of The Ships	120
Schedule 5 Form of Compliance Certificate	121
Schedule 6 Timetables	122

Execution

Execution Pages	123

THIS AGREEMENT is made on 8 May 2025

Parties

(1)

THETA NAVIGATION LTD, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands as a borrower (“Borrower A”)

(2)

MOONSPRITE SHIPPING CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as a borrower (“Borrower B”)

(3)

OKEANIS ECO TANKERS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as guarantor (the “Parent Guarantor”)

(4)	ALPHA BANK S.A., acting through its office at 93, Akti Miaouli, GR 185 38, Piraeus, Greece as lender (the “Original Lender”)

Background

(A)

The Lender has agreed to make available to the Borrowers a secured term facility of up to the lesser of (i) $130,000,000 and (ii) 60 per cent. of the aggregate Initial Market Value of the Ships, in two Advances for the purposes of:

(i)	refinancing Existing Indebtedness A by way of a loan in a principal amount of up to the lesser of (i) $66,000,000 and (ii) 60 per cent. of the Initial Market Value of Ship A;
(ii)	refinancing Existing Indebtedness B by way of a loan in a principal amount of up to the lesser of (i) $64,000,000 and (ii) 60 per cent. of the Initial Market Value of Ship B; and
(iii)	providing liquidity to the Group for working capital purposes.
(B)	The Lender has agreed to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

Operative Provisions

Section 1

Interpretation

1	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Account” means each of the Earnings Accounts and the Cash Collateral Accounts.

“Account Bank” means Alpha Bank S.A. acting through its office at 93 Akti Miaouli, 185 38, Piraeus, Greece or any replacement bank or other financial institution as may be approved by the Lender.

“Account Security” means a document creating Security over any Account in agreed form.

“Advance” means Advance A or Advance B.

“Advance A” means an amount up to $66,000,000 for the purpose of (i) refinancing the Existing Indebtedness A and (ii) providing liquidity for working capital purposes.

“Advance B” means an amount up to $64,000,000 for the purposes of (i) refinancing the Existing Indebtedness B and (ii) providing liquidity for working capital purposes.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto and as further amended from time to time.

“Anti-Bribery and Corruption Laws” means all laws, rules, and regulations from time to time, as amended, concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other applicable anti-bribery and corruption laws.

“Anti-Money Laundering / Combat Terrorist Financing Laws” means the collective of all applicable customer due diligence, recordkeeping and reporting requirements in light of anti-money laundering and/or counter terrorist financing statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Approved Brokers” means any firm or firms of insurance brokers approved in writing by the Lender and the Borrowers.

“Approved Classification” means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 4 (Details of the Ships) with the

Approved Classification Society or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means, in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 4 (Details of the Ships) or any other classification society approved in writing by the Lender.

“Approved Commercial Manager” means, in relation to a Ship, as at the date of this Agreement, the manager specified as the approved commercial manager in relation to that Ship in Schedule 4 (Details of the Ships) or any other person approved in writing by the Lender, as the commercial manager of that Ship.

“Approved Flag” means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 4 (Details of the Ships) or such other flag and, if applicable port of registry, approved in writing by the Lender.

“Approved Manager” means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.

“Approved Technical Manager” means, in relation to a Ship, as at the date of this Agreement, the manager specified as the approved technical manager in relation to that Ship in Schedule 4 (Details of the Ships) or any other person approved in writing by the Lender, as the technical manager of that Ship.

“Approved Valuer” means each of Fearnleys A.S., Clarksons-Platou Security AS, Arrow Shipbroking Group, Braemar ACM Valuations, Simpson Spence Young (SSY), Allied Shipbrokers, Associated Shipbroking Monaco, Cass Technava, Galbraith, Howe Robinson, Maersk Shipbrokers and Optima Shipbrokers (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignable Charter” means, in relation to a Ship, any Charter in respect of that Ship of a duration (or by virtue of any extensions, capable of exceeding a duration) of 12 months or more or any bareboat charter in respect of that Ship entered into in accordance with Clauses 24.17 (Restrictions on chartering, appointment of managers etc.) and 24.20 (Charterparty Assignment).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including:

(a)	in relation to Advance A, 30 June 2025; and
(b)	in relation to Advance B, 30 August 2025.

“Available Facility” means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of any Advance that is due to be made on or before the proposed Utilisation Date.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

“Borrower” means each of Borrower A or Borrower B.

“Break Costs” means any cost or amount which is incurred or suffered by the Lender (as reasonably determined by the Lender and certified to the Borrowers pursuant to Clause 10.4 (Break Costs)) arising as a direct consequence of a payment by the Borrowers to the Lender of any amount of the Loan other than on the last day of the relevant Interest Period in respect of the Loan (or the relevant part of it).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	New York, Piraeus and Athens; and
(b)	(in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

“Cash Collateral Account” means in relation to each Borrower:

(a)	on and from the date of this Agreement and until the Lender notifies the Borrowers that paragraph (b) below is applicable, an interest bearing USD current account; or
(b)	at all other times, a non-interest bearing USD current account opened or (as the context may require) to be opened by the Borrowers in the name of that Borrower with the Lender,

and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Cash Collateral Account for the purposes of this Agreement.

“Charter” means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

“Charterparty Assignment” means, in respect of any Assignable Charter, an assignment of the rights of the Borrower which is a party to that Assignable Charter (and any Charter Guarantee) in favour of the Lender in agreed form.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Management Agreement” means the agreement entered into between a Borrower and the Approved Commercial Manager regarding the commercial management of a Ship.

“Commitment” means $130,000,000, to the extent not cancelled, reduced under this Agreement.

“Compliance Certificate” means a certificate in the form set out in Schedule 5 (Form of Compliance Certificate) or in any other form agreed between the Parent Guarantor, the Borrowers and the Lender.

“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 42 (Confidential Information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)

is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

“Deed of Covenant” means, in relation to a Ship, if required by the laws of the Approved Flag, a deed of covenant collateral to the Mortgage over that Ship and creating Security over that Ship in agreed form.

“Deed of Release” means a deed releasing any Existing Security in a form acceptable to the Lender.

“Default” means an Event of Default or a Potential Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender.

“Delivery Date” means, in relation to a Ship, the date on which that Ship is delivered by the Lessor to that Borrower under that MOA.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:
(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;
(ii)	the proceeds of the exercise of any lien on sub-freights;
(iii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire or use;
(iv)	remuneration for salvage and towage services;
(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;
(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;
(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and
(b)

if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated “[name of Borrower] - Earnings Account”;
(b)

any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or other manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Escrow Agent” means Watson, Farley and Williams LLP of Suites 4610-4619, Jardine House, 1 Connaught Place, Hong Kong.

“Escrow Agreement” means Escrow Agreement A or Escrow Agreement B.

“Escrow Agreement A” means the escrow agreement made or to be made between (i) the Escrow Agent, (ii) Borrower A, (iv) the Lessor and (v) the Lender in respect of the payment of Existing Indebtedness A, as the same may be amended and/or supplemented from time to time.

“Escrow Agreement B” means the escrow agreement made or to be made between (i) the Escrow Agent, (ii) Borrower B, (iv) the Lessor and (v) the Lender in respect of the payment of Existing Indebtedness B, as the same may be amended and/or supplemented from time to time.

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA from time to time.

“EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Existing Bareboat Charter A” means, in relation to Ship A, the bareboat charter agreement originally dated 21 March 2022 as amended by the Amended and Restated Deeds dated 29 June 2023 and 26 January 2024 respectively and made between (i) Borrower A as charterers and (ii) the Lessor, as owner pursuant to which Borrower A exercised its purchase option on 1 April 2025.

“Existing Bareboat Charter B” means, in relation to Ship B, the bareboat charter agreement dated 29 January 2024 and made between (i) Borrower B as charterers and (ii) the Lessor, as owner pursuant to which Borrower B exercised its purchase option on 24 April 2025.

“Existing Indebtedness” means Existing Indebtedness A or Existing Indebtedness B.

“Existing Indebtedness A” means, in relation to Borrower A, the outstanding Financial Indebtedness of Borrower A under the Existing Bareboat Charter A amounting to $63,760,067.82, which shall be fully prepaid through the exercise of the purchase option of Ship A from Borrower A.

“Existing Indebtedness B” means, in relation to Borrower B, the outstanding Financial Indebtedness of Borrower B under the Existing Bareboat Charter B amounting to approximately $68,650,000 which shall be fully prepaid through the exercise of the purchase option of Ship B from Borrower B.

“Existing Security” means any Security created to secure any Existing Indebtedness.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means:

(a)	this Agreement;
(b)	the Nominated Family Side Letter;
(c)	each Utilisation Request;
(d)	any Security Document;
(e)	any Hedging Agreement;

(f)	any Subordination Agreement;
(g)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(h)	any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraph (a) to (h) above.

“Funding Rate” means any rate notified by the Lender to the Borrowers pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

“General Assignment” means, in relation to a Ship, the general assignment creating Security over:

(a)	that Ship’s Earnings, its Insurances and any Requisition Compensation in relation to that Ship; and
(b)	any Charter and any Charter Guarantee in relation to that Ship,

in agreed form.

“Group” means the Parent Guarantor and its Subsidiaries from time to time during the Security Period (whether direct or indirect and including but not limited to, the Borrowers) and “member of the Group” shall be construed accordingly.

“Hedge Receipts” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower under a Hedging Agreement.

“Hedging Agreement” means any master agreement, confirmation, transaction, schedule or other agreement in agreed form entered into or to be entered into by the Borrowers for the purpose of hedging interest payable under this Agreement.

“Hedging Agreement Security” means, in relation to a Borrower, a hedging agreement security creating Security over that Borrower’s rights and interests in any Hedging Agreement, in agreed form.

“Hedging Close-Out Liabilities” means as at any relevant date the net aggregate amount in dollars which would be payable by a Borrower under a Hedging Agreement at the relevant determination date as a result of termination or closing out under that Hedging Agreement.

“Hedging Prepayment Proceeds” means any Hedge Receipts arising as a result of termination or closing out under a Hedging Agreement.

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“IACS” means the International Association of Classification Societies.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).

“Initial Market Value” means, in relation to a Ship, the Market Value of that Ship determined in accordance with the valuation relative thereto referred to in paragraph 3.5 of Part B of Schedule 2 (Conditions Precedent).

“Insurances” means, in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, its Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)

all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Payment Date” has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:
(i)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either
(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or
(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“Inventory of Hazardous Materials” means, in relation to a Ship, an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society or shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilised in the construction of, or otherwise installed on, that Ship pursuant to the requirements of the EU Ship Recycling Regulation.

“ISDA Master Agreement” means a 2002 ISDA Master Agreement.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Lender” means:

(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

“Lessor” means:

(a)	in respect of Borrower A, SEA 290 LEASING CO. LIMITED, whose registered office is at 27/F, Three Exchange Square, 8 Connaught Place, Hong Kong in its capacity as seller under MOA A; and
(b)	in respect of Borrower A, SEA 112 LEASING CO. LIMITED, whose registered office is at 46/F, Champion Tower, 3 Garden Road, Central, Hong Kong in its capacity as seller under MOA B.

“LMA” means the Loan Market Association or any successor organisation.

“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a “part of the Loan” means an Advance or any other part of the Loan as the context may require.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

“Management Agreement” means a Technical Management Agreement or a Commercial Management Agreement.

“Manager’s Undertaking” means, in relation to a Ship, the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager respectively subordinating its rights against that Ship and the relevant Borrower to the rights of the Lender in agreed form.

“Margin” means:

(a)	subject to paragraph (b) below, 1.40 per cent. per annum; and

(b)

for the duration of any relevant Interest Period, 0.60 per cent. per annum for any part of the Loan in respect of which an amount of at least $1,000,000 is deposited and blocked for the whole of such Interest Period in any of the Cash Collateral Accounts in accordance with Clause 8.5 (Cash Collateral).

“Market Disruption Rate” means the Term SOFR Reference Rate.

“Market Value” means, in relation to a Ship or any other vessel, at any date, an amount determined by the Lender as being an amount equal to:

(a)	the market value of that Ship or vessel shown by a valuation prepared:
(i)	in relation to the Initial Market Value, as at a date not more than 30 days previously;
(ii)	at all other times 30 days previously;
(iii)	by an Approved Valuer selected and appointed by the Borrower and acceptable to the Lender;
(iv)	with or without physical inspection of that Ship or vessel (as the Lender may require); and
(v)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter.

Less

(b)

an amount determined by the Lender as being an amount equal to the amount of the usual and reasonable expenses which would be reasonably likely to be incurred in connection with a sale described in sub-paragraph (v) of paragraph (a) above.

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole; or
(b)	the ability of any Obligor to perform its obligations under any Finance Document; or
(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Minimum Liquidity” has the meaning given to it in Clause 21.1 (Minimum Liquidity).

“MOA” means MOA A or MOA B.

“MOA A” means the memorandum of agreement made between (i) Borrower A as buyer of Ship A and (ii) the Lessor as seller for the purchase of Ship A.

“MOA B” means the memorandum of agreement made between (i) Borrower B as buyer of Ship B and (ii) the Lessor as seller for the purchase of Ship B.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on that Ship in agreed form.

“Nominated Family” means the family disclosed in writing to the Lender prior to the date of this Agreement and “members of the Nominated Family” shall be construed accordingly.

“Nominated Family Side Letter” means a side letter in respect of the member of the Nominated Family, in agreed form.

“Obligor” means the Borrower or the Parent Guarantor.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Original Financial Statements” means:

(a)	in relation to each Borrower, the unaudited financial statements for its financial year ended 31 December 2024; and
(b)	in relation to the Parent Guarantor, the audited consolidated financial statements for its financial year ended 31 December 2024.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Charter” means, in relation to a Ship:

(a)	a Charter:
(i)	which is a time, a voyage or consecutive voyage charter;

(ii)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;
(iii)	which is entered into on bona fide arm’s length terms at the time at which that Ship is fixed; and
(iv)	in relation to which not more than two months’ hire is payable in advance; and
(b)	and any other Charter which is approved in writing by the Lender.

“Permitted Financial Indebtedness” means:

(a)	until a Utilisation Date, the relevant Existing Indebtedness;
(b)	any Financial Indebtedness incurred under the Finance Documents; and
(c)

any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of a Borrower, the subject of Subordinated Debt Security.

“Permitted Security” means:

(a)	Security created by the Finance Documents;
(b)	in relation to each Borrower, until the Utilisation Date of the Advance relating to the Ship to be owned by that Borrower, the Existing Security;
(c)	liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;
(d)	liens for salvage;
(e)	liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and
(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship:
(i)	not as a result of any default or omission by any Borrower;
(ii)	not being enforced through arrest; and
(iii)	subject, in the case of liens for repair or maintenance, to Clause 24.17 (Restrictions on chartering, appointment of managers etc.),

provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the relevant Ship or any interest in it being seized, sold, forfeited or lost).

“Potential Event of Default” means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Prohibited Person” means a person, entity or party:

(a)	listed on, or owned or controlled by a person, entity or party listed on any Sanctions List; or
(b)	located in, incorporated under the laws of, or owned or controlled by or acting on behalf of a person, entity or party located in or organised under the laws of a Sanctioned Country; or
(c)	being otherwise a target of Sanctions; or
(d)	with which the Lender is prohibited from dealing or otherwise engaging in any transaction pursuant to OFAC, United Nations, European Union or His Majesty’s Treasury Sanctions; or
(e)	acting or purporting to act on behalf of any of the parties listed in paragraphs (a) through (e) above.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Date” has the meaning given to it in Clause 7.4 (Mandatory prepayment on sale or Total Loss).

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government Securities.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repeating Representation” means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means, in relation to a Ship:

(a)

any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of a Ship in the exercise or purported exercise of any lien or claim.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Russian Oil Price Cap Measures” means the Russian oil price cap restrictions and requirements imposed by law or regulation of the United Kingdom, the Council of the European Union and the United States of America and any other similar restrictions on the supply or delivery or maritime transportation of Russian Oil Products applicable to any Obligor.

“Russian Oil Products” means oil and oil products falling within commodity codes 2709 or 2710 which originate in or are consigned from Russia.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctioned Country” means a country or territory that is subject to comprehensive country-wide or territory-wide Sanctions (including, without limitation, as regards US Sanctions, Cuba, Syria, Iran, North Korea and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Ship” means a ship which is the subject of Sanctions.

“Sanctions” means any sanctions (including US “secondary sanctions”), embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or
(b)	otherwise imposed by any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject.

“Sanctions List” means the Specially Designated Nations and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by His Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by the United Kingdom, the Council of the European Union, the United Nations or its Security Council, the United States of America or any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject.

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Cover Ratio” means, at any relevant time:

(a)	the aggregate Market Value of the Ships then subject to a Mortgage; plus
(b)	the Minimum Liquidity; plus
(c)	the net realisable value of additional Security previously provided under Clause 25 (Security Cover) expressed as a percentage of the Loan and any Hedging Close-Out Liabilities.

“Security Document” means:

(a)	any Mortgage;
(b)	any Deed of Covenant;
(c)	any General Assignment;

(d)	any Account Security;
(e)	any Manager’s Undertaking;
(f)	any Charterparty Assignment;
(g)	any Hedging Agreement Security;
(h)	any Subordinated Debt Security;
(i)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or
(j)	any other document designated as such by the Lender and the Borrowers.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;
(b)

all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender’s interest in any turnover trust created under the Finance Documents,

“Selection Notice” means a notice substantially in the form set out in Part B (Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Ship” means Ship A or Ship B.

“Ship A” means the 2022-built tanker vessel “NISSOS NIKOURIA”, details of which are set out opposite its name in Schedule 4 (Details of the Ship) which is to be registered on its Delivery Date, in the ownership of Borrower A under an Approved Flag.

“Ship B” means the 2020-built tanker vessel “NISSOS ANAFI”, details of which are set out opposite its name in Schedule 4 (Details of the Ship) which is to be registered on its Delivery Date, in the ownership of Borrower B under an Approved Flag.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Specified Time” means a day or time determined in accordance with Schedule 6 (Timetables).

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Subordinated Creditor” means:

(a)	a Transaction Obligor; or
(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Lender in an agreed form.

“Subordinated Finance Document” means:

(a)	a Subordinated Loan Agreement; and
(b)	any other document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by a Borrower to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

“Subordinated Loan Agreement” means any loan agreement made or to be made between (i) a Borrower and (ii) a Subordinated Creditor.

“Subordination Agreement” means a subordination agreement entered into or to be entered into by each Subordinated Creditor and the Lender in agreed form.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).

“Technical Management Agreement” means the agreement entered into between a Borrower and the Approved Technical Manager regarding the technical management of a Ship.

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Term SOFR Reference Rate shall be deemed to be zero.

“Termination Date” means, in relation to:

(a)	Advance A, the date falling seven years from the Utilisation Date of Advance A; and
(b)	Advance Bm the date falling seven years from the Utilisation Date of Advance B.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or
(b)	any Requisition of that Ship unless that Ship is returned to the full control of the relevant Borrower within 45 days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:
(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss;
(c)	in the case of a Requisition, the date on which that Requisition occurs; and
(d)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Transaction Document” means:

(a)	a Finance Document;
(b)	a Subordinated Finance Document;
(c)	any MOA;
(d)	any Deed of Release;
(e)	any Charter; or
(f)	any other document designated as such by the Lender and a Borrower.

“Transaction Obligor” means an Obligor, any Approved Manager (who is controlled or owned by members of the Nominated Family) or any other member of the Group who executes a Transaction Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and
(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or
(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A (Utilisation Request) of Schedule 3 (Requests).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Account Bank”, the “Lender”, any “Obligor”, any “Party”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title and permitted assigns;
(ii)	“applicable Sanctions” includes (but is not limited to):
(A)	any Sanctions applicable to any of the Obligors or any other member of the Group or any of their Affiliates, directors, officers or employees; and
(B)	any Sanctions which would otherwise apply either directly or indirectly to the performance of any of the Parties’ rights and obligations under this Agreement;
(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;
(v)

the Lender’s “cost of funds” in relation to the funding of the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

(vi)	“document” includes a deed and also a letter, fax, email or telex;
(vii)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;
(viii)

a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(xi)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(xii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)

a reference to a “Ship”, its name, its flag and, if applicable, its port of registry shall include any replacement name, flag and, if applicable, replacement port of registry, in each case, as may be approved in writing from time to time by the Lender;

(xv)	a provision of law is a reference to that provision as amended or re-enacted from time to time;
(xvi)	a time of day is a reference to London time;
(xvii)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xviii)	words denoting the singular number shall include the plural and vice versa; and
(xix)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.
(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.
1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender.

“excess risks” means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which any Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or
(b)	in any other form agreed in writing between each Borrower and the Lender.
1.5	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)

Any Affiliate, Receiver or Delegate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

Section 2

The Facility

2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a dollar term loan facility in two Advances in an aggregate amount not exceeding the Commitment.

2.2	Borrowers’ Agent
(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Parent Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)

the Parent Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of that Borrower; and

(ii)	the Lender to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Parent Guarantor,

and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent Guarantor or given to the Parent Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to any Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent Guarantor and any Borrower, those of the Parent Guarantor shall prevail.

3	Purpose
3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A (Conditions precedent to Utilisation Request) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Advances) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:
(i)	no Default is continuing or would result from the proposed Advance;
(ii)	the Repeating Representations to be made by each Transaction Obligor are true in all material respects;
(iii)	in the case of an Advance, the Ship in respect of which such Advance is to be made has neither been sold nor become a Total Loss; and
(iv)	no material adverse change in any Obligor’s assets, business or financial condition has occurred since the date of this Agreement; and
(b)

the Lender has received on the Delivery Date of each Ship, or is satisfied that it will receive when the proposed Advance is released to the Lessor in accordance with the terms of each Escrow Agreement respectively, all of the documents and other evidence listed in Part B (Conditions precedent to Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Waiver of conditions precedent

If the Lender, at its discretion, permits an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the relevant Utilisation Date or such later date as the Lender may agree in writing with the Borrowers.

Section 3

Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request
(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.
(b)	The Borrowers may not deliver more than one Utilisation Request under each Advance.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;
(ii)	the currency and amount of each Utilisation comply with Clause 5.3 (Currency and amount);
(iii)	all applicable deductible items have been completed; and
(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Advance may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	The amount of the proposed Advance must be an amount which is not more than:
(i)	in respect of Advance A, the lower of (i) $66,000,000 and (ii) 60 per cent. of the Initial Market Value of Ship A; and
(ii)	in respect of Advance B, the lower of (i) $64,000,000 and (ii) 60 per cent. of the Initial Market Value of Ship B.
(c)	The amount of the proposed Advance must be an amount which is not more than the Available Facility.
5.4	Advances

If the conditions set out in this Agreement have been met, the Lender shall make each Advance available by the relevant Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

The Commitment in respect of any Advance which is unutilised at the end of the Availability Period for such Advance shall then be cancelled.

5.6	Retentions and payment to third parties

The Borrowers irrevocably authorise the Lender:

(a)

to deduct from the proceeds of any Advance any fees then payable to the Lender in accordance with Clause 11 (Fees), any solicitors fees and disbursements together with any applicable VAT and any other items listed as deductible items in the relevant Utilisation Request and to apply them in payment of the items to which they relate; and

(b)

on each Utilisation Date to pay to, or for the account of, the relevant Borrower which is to utilise the relevant Advance, the balance (after any deduction made in accordance with paragraph (a) above of such Advance. That payment shall be made:

(i)

subject to Clause 5.8 (Prepositioning of funds) in case of Advance A, to the account of the Escrow Agent which the Borrowers specify in the relevant Utilisation Request to be held to the order of the Lender in accordance with the terms of Escrow Agreement A; and

(ii)

subject to Clause 5.8 (Prepositioning of funds) in case of Advance B, to the account of the Escrow Agent which the Borrowers specify in the relevant Utilisation Request to be held to the order of the Lender in accordance with the terms of Escrow Agreement B.

5.7	Disbursement of Advance to third party

Payment by the Lender under this Clause 5.7 (Disbursement of Advance to third party) to a person other than a Borrower shall constitute the making of the relevant Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

5.8	Prepositioning of funds

If, in respect of any proposed Advance, the Lender, at the request of the Borrowers and on terms acceptable to the Lender and in its absolute discretion, prepositions an Advance (the “Prepositioned Funds”) with the Escrow Agent’s bank, as the Borrowers may have agreed with the Lender in advance of the proposed Utilisation Date and as specified in the relevant Utilisation Request, the following terms shall apply:

(a)

the Prepositioned Funds shall be held to the order of the Lender until such time as the Lender confirms in writing that the Prepositioned Funds may be released to the Lessor in accordance with Clause 5.6 (Retentions and payments to third parties);

(b)	the date on which the Prepositioned Funds are prepositioned shall be constituted the Utilisation Date;
(c)

the Obligors agree to pay interest on the amount of the Prepositioned Funds and if the funds so prepositioned are not released, that interest shall be paid within three Business Days of demand by the Lender; and

(d)	the Obligors shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

Section 4

Repayment, Prepayment and Cancellation

6	Repayment
6.1	Repayment of each Advance

The Borrowers shall repay the Loan as follows:

(a)	Advance A shall be repaid by:
(i)

28 equal consecutive quarterly instalments, in the amount of $900,000 each (each an “Instalment A” and collectively, the “Instalments A”), the first of which shall be repaid on the date falling 3 Months after the Utilisation Date of Advance A, each subsequent Instalment shall be repaid at quarterly intervals thereafter and the last Instalment shall be repaid on the relevant Termination Date; and

(ii)	a balloon payment in an amount equal to $40,800,000 (the “Balloon Instalment A” and together with the Instalments A, “Repayment Instalments A”) which shall be repaid on the relevant Termination Date.
(b)	Advance B shall be repaid by:
(i)

28 equal consecutive quarterly instalments, in the amount of $1,000,000 each (each an “Instalment B” and collectively, the “Instalments B” and together with the Instalments A, the “Instalments” ), the first of which shall be repaid on the date falling 3 Months after the Utilisation Date of Advance B, each subsequent Instalment shall be repaid at quarterly intervals thereafter and the last Instalment shall be repaid on the relevant Termination Date; and

(ii)

a balloon payment in an amount equal to $36,000,000 (the “Balloon Instalment B” and together with the Instalments B, each a “Repayment Instalment B” and together with the Repayment Instalments A, the “Repayment Instalments”) which shall be repaid on the relevant Termination Date.

6.2	Effect of cancellation and prepayment on scheduled repayments
(a)

If the whole or any part of the Commitment is cancelled under Clause 7.1 (Illegality) then the Repayment Instalments falling after that cancellation will reduce pro rata by the amount of the Commitment so cancelled.

(b)

If the whole or part of any Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitment) or Clause 7.2 (Voluntary and automatic cancellation), the amount of each Advance then unutilised shall be reduced rateably and the Repayment Instalments for each Repayment Date falling after that cancellation will be reduced pro rata by the amount of the Commitment so cancelled.

(c)

If any part of the Loan is repaid or prepaid in accordance with Clause 7.1 (Illegality) then the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will be reduced pro rata by the amount of the Loan repaid or prepaid.

(d)

If any part of the Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment of Loan) then the amount of the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will be reduced pro rata by the amount of the Loan repaid or prepaid.

(e)

Any partial prepayment of the Loan under Clause 7.4 (Mandatory prepayment on sale or Total Loss) shall reduce pro rata the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

6.3	Termination Date

On each Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation
7.1	Illegality and Sanctions affecting the Lender
(a)

If it becomes unlawful and/or contrary to Sanctions, in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisation or to determine or charge interest rates based upon Term SOFR, or it becomes unlawful for any Affiliate of the Lender for the Lender to do so, or

(b)

in the opinion of the Lender acting reasonably anything whatsoever is done or omitted to be done by a Transaction Obligor which would result in the Lender being in breach of or made subject to Sanctions:

(i)	the Lender shall promptly notify the Borrowers upon becoming aware of that event and the Available Facility will be immediately cancelled; and
(ii)

the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled; and

(iii)	accrued interest and all other amounts accrued for the Lender under the Finance Documents shall be immediately due and payable.
7.2	Voluntary and automatic cancellation
(a)

The Borrowers may, if they give the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000) of the Available Facility.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the relevant Utilisation Date.

7.3	Voluntary prepayment of Loan

The Borrowers may, if they give the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being a minimum amount of $500,000).

7.4	Mandatory prepayment on sale or Total Loss
(a)	If a Ship is sold or becomes a Total Loss, the Borrowers shall on the Relevant Date prepay the Relevant Required Amount.
(b)	In this Clause 7.4 (Mandatory prepayment on sale or Total Loss):

“Relevant Date” means:

(i)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and
(ii)	in the case of a Total Loss of a Ship, on the earlier of:
(A)	the date falling 90 days after the Total Loss Date; and
(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

“Relevant Required Amount” means the aggregate of:

(i)	an amount equal to the Loan multiplied by a fraction whose:
(A)

numerator is the Market Value of the Ship being sold or which has become a Total Loss determined on the date on which such sale is completed or, as the case may be, the date on which the Total Loss occurred; and

(B)	denominator is the aggregate Market Value of all Ships then subject to a Mortgage on the date on which that Ship is sold or becomes a Total Loss; and
(ii)

such part of the Loan which, after the application of the prepayment to be made of the amount referred to in paragraph (i) above, results in the Security Cover Ratio being the greater of (A) 120 per cent. and (B) the percentage which applied immediately prior to the applicable event described in paragraph (a) of this Clause 7.4 (Mandatory prepayment on sale or Total Loss).

7.5	Mandatory prepayment of Hedging Prepayment Proceeds

Any Hedging Prepayment Proceeds arising as a result of any cancellation or prepayment under this Agreement shall, following payment into each Earnings Account in accordance with Clause 26.2 (Payment of Earnings), be applied on the last day of the Interest Period which ends after such payment in, in prepayment of the Loan and shall reduce pro rata the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this

Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the amount of that cancellation or prepayment and, if relevant, the part of the Loan to be prepaid or cancelled.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and amounts (if any) payable under the Hedging Agreements in connection with that prepayment and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.
(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

Section 5

Costs of Utilisation

8	Interest
8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is:

(a)	at all times throughout the Security Period, subject to paragraph (b) below, the aggregate of the applicable:
(i)	Margin; and
(ii)	Term SOFR Reference Rate; and
(b)

on and from the date on which sub-paragraph (b)(ii) of Clause 8.5 (Cash Collateral) applies, 0.60 per cent. per annum, for any part of the Loan in respect of which an amount of $1,000,000 or more is deposited and blocked in any of the Cash Collateral Accounts in accordance with Clause 8.5 (Cash Collateral).

8.2	Payment of interest
(a)	The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an “Interest Payment Date”).
(b)

If an Interest Period is longer than three Months, the Borrowers shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Default interest
(a)

If a Transaction Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Agreement) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)

the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
(a)	The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
(b)	The Lender shall promptly notify the Borrowers of each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.
8.5	Cash Collateral

The Lender and the Borrowers agree that:

(a)

At any time during the Security Period, a Borrower shall have the option to pledge in its Cash Collateral Account, at the beginning of an Interest Period, additional cash deposits in a minimum amount of $1,000,000 (or any increments of $1,000,000) and up to the aggregate amount of the Loan outstanding at the time, which shall remain blocked but may be withdrawn pursuant to paragraph (c) below (any such sums deposited and blocked in the Cash Collateral Account of that Borrower at any relevant time, the “Cash Collateral”). For the avoidance of doubt, the Minimum Liquidity set out in Clause 21.1 (Minimum Liquidity) shall not be considered to be part of the Cash Collateral.

(b)	The Cash Collateral shall be placed:
(i)

at any time, on and from the date of this Agreement and until the Lender notifies the Borrowers otherwise, in a Cash Collateral Account which is a time deposit and which shall bear interest at a rate equal to the Term SOFR Reference Rate; or

(ii)	following the Lender’s confirmation that such option is available, in a Cash Collateral Account that shall bear no interest.
(c)	The Cash Collateral (or any part thereof) may not be withdrawn from a Cash Collateral Account other than at the Borrowers’ request on the last day of an Interest Period provided always that:
(i)	no Event of Default has occurred which is continuing or would occur as a result of any such withdrawal;
(ii)

the Borrowers shall have given the Lender notice not later than two Business Days before the beginning of the following Interest Period, of their intention to withdraw in whole or in part the relevant Cash Collateral; and

(iii)	after such withdrawal, the aggregate amount of the Cash Collateral shall comply with the provisions of paragraphs (a) and (b) above.
8.6	Hedging
(a)	The Borrowers shall enter into and shall after that date maintain Hedging Agreements in accordance with this Clause 8.6 (Hedging).

(b)	The aggregate notional amount of the transactions in respect of the Hedging Agreement shall be at least 100 per cent. of the aggregate amount of the Loan.
(c)	Each Hedging Agreement shall:
(i)	be with the Lender;
(ii)	be for a term ending not later than the last Termination Date;
(iii)	have settlement dates coinciding with the Interest Payment Dates;
(iv)	be based on an ISDA Master Agreement and otherwise in form and substance satisfactory to the Lender; and
(v)	provide that the Termination Currency (as defined in the relevant Hedging Agreement) shall be $.
(d)	The rights of each Borrower under the Hedging Agreement shall be charged by way of security under a Hedging Agreement Security.
(e)

If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreement exceeds or, as a result of any repayment or prepayment under this Agreement will exceed the Loan at that time, the Borrowers must, at the request of the Lender, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Lender so that it no longer exceeds or will not exceed the Loan then or that will be outstanding.

9	Interest Periods
9.1	Selection of Interest Periods
(a)

The Borrowers may select the Interest Period for the Loan in the Utilisation Request for the first Advance. Subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), the Borrowers may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrowers not later than the Specified Time.
(c)

If the Borrowers fail to select an Interest Period in the first Utilisation Request or fail to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrowers may select an Interest Period of one Month, three Months or any other period agreed between the Borrowers and the Lender.
(e)	An Interest Period in respect of the Loan or any part of the Loan shall not extend beyond the final Termination Date.
(f)	In respect of a Repayment Instalment, the Borrowers may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)

The first Interest Period for the Loan shall start on the first Utilisation Date and, subject to paragraph (h) below, each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.
9.2	Changes to Interest Periods
(a)

In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Lender may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrowers.
9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1	Unavailability of Term SOFR
(a)

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Term SOFR Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)

Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR the applicable Term SOFR Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)

Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Term SOFR Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Term SOFR Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that its cost of funds relating to the Loan or that part of the Loan would be in excess of the Market

Disruption Rate then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds
(a)

If this Clause 10.3 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the rate notified to the Borrowers by the Lender as soon as practicable and in any event within five Business Days before the date on which interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan.

(b)

If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)

Subject to Clause 41.1 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lender and the Borrowers, be binding on all Parties.

(d)	If paragraph (f) below does not apply and any rate notified to the Borrowers under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.
(e)

If this Clause 10.3 (Cost of funds) applies pursuant to Clause 10.2 (Market disruption) and the Funding Rate is less than the Market Disruption Rate, the Lender’s cost of funds relating to the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

(f)	If this Clause 10.3 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrowers.
10.4	Break Costs

The Borrowers shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by a Borrower on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	Fees
11.1	Commitment fee
(a)

The Borrowers shall pay to the Lender a fee computed at the rate of 0.20 per cent. per annum on Advance B from time to time during the period commencing on the date of this Agreement and ending on the Utilisation Date of Advance B.

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period of Advance B, on the earlier of (i) the last day of the Availability Period in respect of Advance B and (ii) the Utilisation Date of Advance B and, if cancelled, on the cancelled amount of the Available Facility at the time the cancellation is effective.

11.2	Arrangement fee

The Borrowers shall pay to the Lender, on the first Utilisation Date, a non-refundable arrangement fee in an amount equal to 0.65 per cent. of the Commitment as at the date of this Agreement.

Section 6

Additional Payment Obligations

12	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 12 (Tax Gross Up and Indemnities) shall not apply to any Hedging Agreement.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been

(directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Obligors of the event which will give, or has given, rise to the claim.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that

Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)

Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)

Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)

In relation to any supply made by the Lender to any Party under a Finance Document, if requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (iii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	Increased Costs
13.1	Increased costs
(a)

Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement:
(i)	“Basel III” means:
(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
(ii)	“CRD IV” means:
(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by, amongst others, Regulation (EU) 2019/876;

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by, amongst others, Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.
(iii)	“Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrowers.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or
(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	Other Indemnities
14.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any documented cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
(c)	This Clause 14.1 (Currency indemnity) does not apply to any sum due to the Lender under any Hedging Agreement.
14.2	Other indemnities
(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:
(i)	any cost, loss or liability incurred by it as a result of:
(A)	the occurrence of any Event of Default;
(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;
(C)

funding, or making arrangements to fund, an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers; or
(E)	investigating any event which it reasonably believes is a Default; and
(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 30.8 (Disruption to Payment Systems etc.) notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

(b)

Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)

No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)

Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)	in connection with any Environmental Claim.; and
(e)

Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:
(A)	any failure by a Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;
(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents;
(ii)

which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender’s or Receiver’s or Delegate’s gross negligence or wilful misconduct).

14.3	Mandatory Cost

Each Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrowers to be its good faith determination of the amount necessary to compensate it for complying with:

(a)

if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank (or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)

if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to the Loan.

15	Mitigation by the Lender
15.1	Mitigation
(a)

The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or
(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
16	Costs and Expenses
16.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all documented costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required either pursuant to Clause 30.6 (Change of currency) or as contemplated in Clause 41.1 (Changes to reference rate); or
(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

Section 7

Guarantees and joint and several liability of Borrowers

17	Guarantee and Indemnity – Parent Guarantor
17.1	Guarantee and indemnity

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Transaction Obligor other than the Parent Guarantor of all such other Transaction Obligor’s obligations, under the Finance Documents;
(b)

undertakes with the Lender that whenever a Transaction Obligor (other than the Parent Guarantor) does not pay any amount when due under or in connection with any Finance Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)

agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor (other than the Parent Guarantor) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;
(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity – Parent Guarantor). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and

(b)

hold in an interest-bearing suspense account any moneys received from the Parent Guarantor or on account of the Parent Guarantor’s liability under this Clause 17 (Guarantee and Indemnity – Parent Guarantor).

17.7	Deferral of Parent Guarantor’s rights

All rights which the Parent Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Parent Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity – Parent Guarantor):

(a)	to be indemnified by a Transaction Obligor;
(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)

to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Parent Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or
(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Parent Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Parent Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Parent Guarantor’s rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Parent Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	Joint and Several Liability of the Borrowers
18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	the Lender releasing any other Borrower or any Security created by a Finance Document;
(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;
(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(f)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;
(h)

any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or
(j)	any insolvency or similar proceedings.
18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

18.4	Borrower restrictions
(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)

claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document;

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower;
(iii)	set off such an amount against any sum due from it to any other Borrower;
(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or
(v)	exercise or assert any combination of the foregoing.
(b)

If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

18.5	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or
(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

Section 8

Representations, Undertakings and Events of Default

19	Representations
19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.2	Status
(a)	Each Obligor is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.
(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.
19.3	Share capital and ownership
(a)	Each Borrower is authorised to issue 500 registered and/or bearer shares of no par value common stock, all of which shares have been issued and are fully paid and non-assessable.
(b)	The legal title to and beneficial interest in the shares in each Borrower is held by the Parent Guarantor free of any Security (other than Permitted Security) or any other claim.
(c)	None of the shares in any Borrower is subject to any option to purchase, pre-emption rights or similar rights.
(d)

The aggregate number of shares of stock that the Parent Guarantor is authorised to issue 600,000,000 registered shares of capital stock with a par value of $0.001 each, of which (i) 500,000,000 registered shares of common stock, each with a par value US$0.001 per share (the “Common Shares”) and (ii) 100,000,000 registered shares of preferred stock, each with a par value of US$0.001, of which 32,890,000 Common Shares have been issued.

(e)	The Approved Commercial Manager is authorised to issue 500 registered and/or bearer shares of no par value common stock, all of which shares have been issued in registered form fully paid.
(f)	The legal title to and beneficial interest in the shares in the Approved Commercial Manager is held by the Parent Guarantor.
(g)	The Approved Technical Manager is authorised to issue 600 registered shares of no par value common stock, all of which shares have been issued in registered form fully paid.
(h)	The legal title to and beneficial interest in the shares in the Approved Technical Manager is held by the members of the Nominated Family.
19.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security
(a)

Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.
(c)

The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
19.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	the constitutional documents of any member of the Group; or
(c)

any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(a)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents:
(i)	in the case of Borrower A, its registration of Ship A under its Approved Flag; and
(ii)	in the case of Borrower B, its registration of Ship B under its Approved Flag.
(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement
(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
(b)

Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or
(b)	creditors’ process described in Clause 27.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 27.7 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Document which is referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) and which will be made or paid promptly after the date of the relevant Finance Document.

19.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default
(a)

No Event of Default and, on the date of this Agreement and on each Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries) assets are subject which might have a Material Adverse Effect.

19.14	No misleading information
(a)

Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
19.15	Financial Statements
(a)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.
(b)

Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

(c)

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent Guarantor) since 31 December 2024 .

(d)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):
(i)	have been prepared in accordance with Clause 20.4 (Requirements as to financial statements); and
(ii)

give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

(e)

Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its or any Transaction Obligor’s business, assets or financial condition.

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened
(a)

No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor or any member of the Group.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor or any member of the Group.

19.18	Validity and completeness of each Deed of Release and each MOA
(a)	Each Deed of Release and each MOA constitutes legal, valid, binding and enforceable obligations of the Lessor.
(b)	The copies of each Deed of Release and each MOA delivered on the Delivery Date of each Ship accordingly are true and complete copies.
(c)	No amendments or additions to each Deed of Release and each MOA have been agreed nor have any rights under each Deed of Release and each MOA been waived.
19.19	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to any Borrower or any other member of the Group, a Lessor or a third party (except any sale and purchase brokers) in connection with the purchase by a Borrower of a Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.

19.20	Valuations
(a)

All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)

There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.21	No breach of laws

It has not (and no other member of the Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.22	No Charter

No Ship is subject to any Charter other than a Permitted Charter.

19.23	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of each Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

19.24	No Environmental Claim

No Environmental Claim has been made or threatened against any member of the Group or any Ship which might be expected to have a Material Adverse Effect.

19.25	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

19.26	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, each Approved Manager and each Ship have been complied with.

19.27	Taxes paid
(a)

It is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.
19.28	Financial Indebtedness

No Obligor has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

19.29	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

19.30	Good title to assets

It and each other member of the Group has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.31	Ownership
(a)	With effect on and from the Delivery Date of Ship A, Borrower A is the sole legal and beneficial owner of Ship A, its Earnings and its Insurances.

(b)	With effect on and from the Delivery Date of Ship B, Borrower B is the sole legal and beneficial owner of Ship B, its Earnings and its Insurances.
(c)

With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(d)

The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.32	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Hellenic Republic and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.33	Place of business

No Transaction Obligor has a place of business in any country other than Greece and its head office functions are carried out at Ethnarchou Makariou Ave., & 2 D., Falireos Street, 185 47 New Faliro, Piraeus, Greece.

19.34	No employee or pension arrangements

No Transaction Obligor has any employees or any liabilities under any pension scheme.

19.35	Sanctions
(a)	No Transaction Obligor, and none of its Subsidiaries and none of their respective directors, officers or employees or, to the best of the knowledge of each such Transaction Obligor, its agents:
(i)	is a Prohibited Person or is otherwise owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(ii)	owns or controls or is an Affiliate of a Prohibited Person;
(iii)	is in breach of applicable Sanctions; or
(iv)	has received notice of or is aware of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
(b)

Each Transaction Obligor, its Subsidiaries and their respective directors, officers and employees and, to the best of the knowledge of each such Transaction Obligor its agents, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Transaction Obligor being designated as a Prohibited Person.

(c)	None of the Ships is a Sanctioned Ship.

19.36	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

19.37	Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws
(a)

Each Obligor and every other member of the Group has conducted its businesses in compliance with any Anti Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws applicable to it, and has instituted and maintains as at the date of this Agreement adequate policies and procedures, designed to promote and achieve compliance with such laws.

(b)

Neither any member of the Group, nor any agent, director, employee or officer of any member of the Group has, to the best of its knowledge and belief (having made due and careful enquiry), made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws.

(c)

Neither any Obligor nor any member of the Group, nor any agent, director, employee or officer of any Obligor or member of the Group is, to the best of its knowledge and belief (having made due and careful enquiry), being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws.

(d)

Each Obligor further represents and warrants that no funds or other consideration that each such Obligor or any member of the Group contributes in connection with any transaction under this Agreement will have been derived from or related to any activity that is deemed criminal under Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws.

19.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and the first day of each Interest Period.

20	Information Undertakings
20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

20.2	Financial statements

The Borrowers shall supply to the Lender:

(a)	as soon as they become available, but in any event within 180 days after the end of each of their respective financial years:

(i)	their respective unaudited financial statements for that financial year; and
(ii)	the audited consolidated financial statements of the Parent Guarantor for that financial year; and
(b)

as soon as the same become available, but in any event within 90 days after the end of each quarter of the financial year of the Parent Guarantor the consolidated unaudited financial statements of the Parent Guarantor for that financial quarter (commencing with the financial statements for the 3-month period, ending on 31 August 2025).

20.3	Compliance Certificate
(a)

The Parent Guarantor shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 20.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by either the Chief Financial Officer or the Treasurer of the Parent Guarantor.
20.4	Requirements as to financial statements
(a)

Each set of financial statements delivered by an Obligor pursuant to Clause 20.2 (Financial statements) shall be certified by an officer of the relevant company as fairly presenting (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)

The Obligors shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.2 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(i)

a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be required by the Lender, to enable the Lender to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.5	DAC6
(a)	In this Clause 20.5 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

(b)	The Borrowers shall supply to the Lender:
(i)

promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6 or is required to be disclosed pursuant to The International Tax Enforcement (Disclosable Arrangements) Regulations 2023; and

(ii)

promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 or under The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

20.6	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current threatened or pending against any member of the Group (including pursuant to any applicable Sanctions), and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect;

(d)	promptly, its constitutional documents where these have been amended or varied;
(e)	promptly, such further information and/or documents regarding:
(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;
(ii)	the Security Assets;
(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents; and
(iv)	the financial condition, business and operations of any member of the Group,

as the Lender may reasonably request; and

(f)

promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

20.7	Notification of Default
(a)

Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) (i) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor) and (ii) promptly upon becoming aware of the same, of any breach of any Sanctions applicable to any Ship, any Transaction Obligor or any other party to any agreement relating to any Ship.

(b)

Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)

any change in the status of a Transaction Obligor (or the Holding Company of a Transaction Obligor) (including, without limitation, a change of ownership of a Transaction Obligor or the Holding Company of a Transaction Obligor) after the date of this Agreement; or

(iii)	a proposed assignment by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of sub-paragraph (iii) above, any prospective assignee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence requested by the Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective assignee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants
21.1	Minimum Liquidity

Each Borrower shall maintain in its Earnings Accounts, from the Utilisation Date in respect of the Ship to be owned by it and at all times thereafter during the Security Period, credit balances in an aggregate amount of not less than $500,000 per Ship (the “Minimum Liquidity”) which shall be blocked therein and pledged in favour of the Lender pursuant to the relevant Account Security.

21.2	Parent Guarantor’s financial covenants
(a)	The Parent Guarantor shall ensure that at all times that:

(i)	it shall maintain unencumbered Cash and Cash Equivalents in an amount of not less than $10,000,000; and
(ii)	the Consolidated Leverage Ratio shall not exceed 80 per cent.
(b)

The financial covenants set out in this Clause 21.2 (Parent Guarantor’s financial covenants) shall be tested semi-annually and the Parent Guarantor shall deliver to the Lender a duly completed Compliance Certificate signed by either the chief financial officer or the treasurer of the Parent Guarantor confirming compliance with the financial covenant ratios set out in this Clause 21.2 (Parent Guarantor’s financial covenants).

(c)	In this Clause 21.2 (Parent Guarantor’s financial covenants):

“Cash and Cash Equivalents” means, at any date, the aggregate amount of cash and cash equivalents which would be shown as “Cash and Cash Equivalents” under the heading “ASSETS” in the balance sheet of the most recent Financial Statements delivered by the Parent Guarantor pursuant to Clause 20.2 (Financial Statements).

“Consolidated Leverage Ratio” means, at any date, the ratio (expressed as a percentage) of:

(i)	Total Liabilities minus unencumbered Cash and Cash Equivalents; and
(ii)	the Market Value Adjusted Total Assets.

“Market Value Adjusted Total Assets” means at any relevant time, the total assets as shown in the latest relevant financial statements of the Parent Guarantor delivered in accordance with Clause 20.2 (Financial statements) adjusted to reflect the Market Value of the Ships.

“Tangible Net Worth” means, at any date of determination under this Agreement, the difference at such time between the Market Value Adjusted Total Assets minus the Total Liabilities.

“Total Liabilities” means at any relevant time, the aggregate of total non-current liabilities and total current liabilities (including financial leases) of the Parent Guarantor on a consolidated basis as at that date or for that period as shown in the most recent Financial Statements delivered by the Parent Guarantor pursuant to Clause 20.2 (Financial Statements).

22	General Undertakings
22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld).

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)

ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship, of any Transaction Document to which it is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).
22.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject.

22.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will, and the Parent Guarantor shall ensure that each other member of the Group will:

(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Parent Guarantor) promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

22.6	Taxation
(a)

Each Obligor shall, and the Parent Guarantor shall ensure that each other member of the Group will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No Obligor shall and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes.
22.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.8	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.32 (Centre of main interests and establishments) and it will create no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

22.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10	Title
(a)	From the Delivery Date of Ship A, Borrower A shall hold the legal title to, and own the entire beneficial interest in Ship A, its Earnings and its Insurances.
(b)	From the Delivery Date of Ship B, Borrower B shall hold the legal title to, and own the entire beneficial interest in Ship B, its Earnings and its Insurances.
(c)

With effect on and from its creation or intended creation, each Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Obligor.

22.11	Negative pledge
(a)

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, create or permit to subsist any Security over any of its assets which are, in the case of members of the Group other than the Borrowers, the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Obligor shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.
22.12	Disposals
(a)

No Borrower shall, and the Obligors shall procure that no other Transaction Obligor (except the Parent Guarantor) will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation any Ship, its Earnings or its Insurances), unless in relation to the sale of a Ship by a Borrower Clauses 7.4 (Mandatory prepayment on sale or Total Loss) and 25.1 (Minimum required security cover) are complied with.

(b)

The Parent Guarantor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of substantially all of its assets unless such transaction or series of transactions do not adversely affect the Parent Guarantor’s ability to perform its obligations under the Finance Documents.

(c)	Paragraph (a) above does not apply to any Charter as all Charters are subject to Clause 24.17 (Restrictions on chartering, appointment of managers etc.).
22.13	Merger

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.14	Change of business
(a)

The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the Parent Guarantor or the Group from that carried on at the date of this Agreement, being shipping and corporate activities in accordance with its constitutional documents.

(b)	No Borrower shall engage in any business other than the ownership and operation of its Ship.

22.15	Financial Indebtedness

No Borrower shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

22.16	Expenditure

No Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing its Ship.

22.17	Share capital
(a)	No Borrower shall:
(i)	purchase, cancel, redeem or retire any of its issued shares;
(ii)	increase or reduce the number of shares that it is authorized to issue or change the par value of such shares or create any new class of shares; or
(iii)	issue any further shares except to the Parent Guarantor.
22.18	Dividends

No Borrower shall, (i) following the occurrence of an Event of Default which is continuing, or (ii) where any of the following would result in the occurrence of an Event of Default which is continuing, or (iii) where the making or payment of any of the following would result in the Borrowers not being in compliance with Clause 21 (Financial Covenants):

(a)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its issued shares (or any class of its shares);

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or
(d)	redeem, repurchase, defease, retire or repay any of its issued shares or resolve to do so.
22.19	Other transactions

No Borrower shall:

(a)

be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor (and in respect of the Parent Guarantor a member of the Group) and where such loan or form of credit is Permitted Financial Indebtedness;

(b)

give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.

(c)	enter into any material agreement other than:
(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and
(iii)	any agreement made in the ordinary course of its business,
(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or
(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.
22.20	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful or contrary to Sanctions for a Transaction Obligor to perform any of its obligations under the Transaction Documents;
(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;
(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)	imperil or jeopardise the Transaction Security.
22.21	Further assurance
(a)

Each Obligor shall, and shall procure that each other Transaction Obligor will, (and the Parent Guarantor shall procure that each member of the Group will) promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)

to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)

to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)

Each Obligor shall, and shall procure that each other Transaction Obligor will, (and the Parent Guarantor shall procure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)

At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 22.21 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by an officer of that Obligor or Transaction Obligor which shall:

(i)	set out the text of a resolution of that Obligor’s or Transaction Obligor’s board of directors specifically authorising the execution of the document specified by the Lender; and
(ii)

state that either the resolution was duly passed at a meeting of the board of directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor’s or Transaction Obligor’s articles of incorporation or other constitutional documents.

22.22	Sanctions undertaking
(a)

No proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions, or to fund any activity in a Sanctioned Country or in any manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions.

(b)

No Transaction Obligor shall fund all or any part of any payment or repayment under the Loan out of proceeds directly or indirectly derived from any activity in a Sanctioned Country or any transaction with a Prohibited Person, or out of proceeds directly or indirectly derived from any other transactions which would be prohibited by Sanctions or in any other manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions and no such proceeds shall be paid into any Account.

(c)

Each of the Transaction Obligors has implemented and shall maintain in effect a Sanctions compliance policy which is designed to ensure compliance by each such Transaction Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions. Without limitation on the foregoing, such Sanctions compliance policy shall procure that each Transaction Obligor, its Subsidiaries and their respective directors, officers, employees and agents shall, where applicable:

(i)	conduct their activities in a manner consistent with Sanctions;
(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, e.g., direct hires, contractors, and staff;
(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;

(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;
(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk; and
(vi)	have controls to assess authenticity of bills of lading, as necessary.
22.23	Anti-bribery and corruption and anti-money laundering / combat Terrorist Financing information

Unless such disclosure would constitute an apparent breach of any applicable law or regulation made known to the Lender, the Borrowers shall supply to the Lender:

(a)

promptly upon becoming aware of them, the details of any actual violation by, any member of the Group or any agent, director, employee or officer of any member of the Group (or any counterparty of any such person in relation to any transaction contemplated by a Finance Document) of or in relation to any Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing Laws, or of any investigation or proceedings relating to the same;

(b)

copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in paragraph (a) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(c)	promptly upon written request by the Lender, such further information relating to any matter referred to in paragraphs (a) and (b) above as the Lender may reasonably require.
22.24	Anti-Bribery and Corruption Laws and Anti-Money Laundering / Combat Terrorist Financing laws
(a)

No Obligor shall (and shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Bribery and Corruption Law and Anti-Money Laundering / Combat Terrorist Financing Law.

(b)	Each Obligor shall (and shall ensure that each other member of the Group will):
(i)	conduct its businesses in compliance with Anti-Bribery and Corruption Laws and Anti-Money Laundering Laws;
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws; and
(iii)	take all reasonable and prudent steps to ensure that each of its agents, directors, employees and officers comply with Anti-Bribery and Corruption Laws and Anti-Money Laundering Laws.
22.25	No variation, release etc. of each MOA

Each Borrower shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary a MOA;

(b)

release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which that Borrower has at any time, or in connection with, that MOA or in relation to any matter arising out of or in connection with that MOA.

22.26	Provision of information relation to each MOA

Without prejudice to Clause 20.6 (Information: miscellaneous), each Borrower shall:

(a)

immediately inform the Lender if any breach of a MOA occurs or a serious risk of such breach arises and of any other event or matter affecting a MOA which has or is reasonably likely to have a Material Adverse Effect; and

(b)	upon the reasonable request of the Lender, keep the Lender informed as to any notice of readiness of delivery of each Ship.
22.27	No assignment etc. of MOA

Each Borrower shall not assign, novate, transfer or dispose of any of its rights or obligations under each MOA to which it is a party.

23	Insurance Undertakings
23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)

any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Lender by written notice to that Borrower.

23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)

an amount which when aggregated with the insured value of each other Ship then subject to a Mortgage is equal to the aggregate of (A) 120 per cent. of the Loan and (B) any Hedging Close-Out Liabilities; and

(ii)	the Market Value of that Ship;
(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship owned by it;
(e)	on approved terms; and
(f)

through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Lender

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower or, as the case may be, an Approved Manager as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)

in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)

whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

23.5Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:
(i)

notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in sub-paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and
(c)

procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters of undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Lender);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;
(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;
(vi)

they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender.
23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances
(a)

No Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above and without prejudice to the Borrowers’ obligations under Clause 24 (Ship Undertakings) shall:
(i)

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless they are approved by the underwriters of the obligatory insurances;
(iii)

make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)

not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)

do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)

any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)

effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee’s interest and additional perils insurances
(a)

The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and a mortgagee’s interest additional perils insurance each in an amount of no less than 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)

The Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	Ship Undertakings
24.1	General

The undertakings in this Clause 24 (Ship Undertakings) remain in force on and from the Delivery Date of each Ship and throughout the rest of the Security Period except as the Lender may otherwise permit.

24.2	Ships’ names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;
(c)	not enter into any dual flagging arrangement in respect of that Ship; and
(d)	not change the name of that Ship,

provided that any agreed change of name or flag a Ship shall be subject to:

(i)

that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and, if applicable, any related Deed of Covenant and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.
24.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and
(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions.
24.4	Classification society undertaking

If required by the Lender in writing each Borrower shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;
(b)

to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:
(i)	receives notification from that Borrower or any person that that Ship’s Approved Classification Society is to be changed; or
(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower or that Ship’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:
(i)

to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.6	Removal and installation of parts
(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and
(iii)

the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship and the related, if applicable, Deed of Covenant.

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.
24.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

24.8	Inspection

Each Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

24.9	Prevention of and release from arrest
(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and
(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)

Each Borrower shall immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and
(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration,

including, but not limited to:

(A)	the ISM Code;
(B)	the ISPS Code;
(C)	all Environmental Laws;
(D)	all Sanctions; and
(E)	the laws of the Approved Flag;
(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and
(c)

without limiting paragraph (a) above, not employ the Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code and all Environmental Laws.

24.11	ISPS Code

Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code;
(b)	maintain an ISSC for that Ship; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
24.12	Sanctions and Ship trading

Without limiting Clause 24.10 (Compliance with laws etc.), each Borrower shall procure:

(a)	that the Ship owned by it shall not be used by or for the benefit of a Prohibited Person or in trading to or from a Sanctioned Country;

(b)

that the Ship owned by it shall not otherwise be used in any manner contrary to Sanctions, or in a manner that creates a risk that a Transaction Obligor will become a Prohibited Person or in any manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions;

(c)	that the Ship owned by it shall not be used in trading in any manner that creates a risk that such Ship will become a Sanctioned Ship;
(d)	that the Ship owned by it shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(e)

without prejudice to the above provisions of this Clause 24.12 (Sanctions and Ship trading), that each time charterparty in respect of the Ship owned by it shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (a) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and paragraph (b) and (c) of this Clause 25.12 (Sanctions and Ship trading) and which charterparty permits refusal of employment or voyage orders if such employment or compliance with such orders either results, or risks resulting in non-compliance with such provisions or breaches, or risks breaching (in the opinion of that Borrower) Sanctions.

24.13	Russian oil price cap
(a)	Each Borrower undertakes that it will, and the Parent Guarantor shall ensure that each Borrower will, at all times comply, and require compliance by:
(i)	all charterers and sub-charterers of the Ship owned by it; and
(ii)	all parties with whom an Obligor enters into a contract of carriage in respect of the Ship owned by it,

with the Russian Oil Price Cap Measures.

(b)

Without prejudice to the generality of paragraph (a) above, each Borrower undertakes that it will, and the Parent Guarantor shall ensure that each Borrower will prior to the Ship owned by it commencing loading (including any ship-to-ship or similar transfer) of Russian Oil Products obtain:

(i)	price information demonstrating that the Russian Oil Products were purchased at or below the applicable price cap; or
(ii)	a signed attestation from its applicable counterparty that the Russian Oil Products were purchased at or below the applicable price cap; or
(iii)	documentary evidence that the purchase of the Russian Oil Products was pursuant to a licence or an exception granted by the relevant authority in each applicable jurisdiction.
(c)

Without prejudice to the generality of paragraph (a) above, each Borrower shall promptly, and in any event no later than 30 days after the Ship owned by it commencing loading (including any ship-to-ship or similar transfer) of Russian Oil Products provide to the Lender (at the Lender’s option and after receiving the written request by the Lender):

(i)	price information demonstrating that the Russian Oil Products were purchased at or below the applicable price cap; and/or
(ii)	an attestation signed by an authorised signatory in such form as may be agreed by the Lender confirming that it has complied in all respects with the Russian Oil Price Cap Measures; and/or
(iii)	documentary evidence that the purchase of the Russian Oil Products was pursuant to a licence or an exception granted by the relevant authority in each applicable jurisdiction.
(d)

Without prejudice to the generality of paragraph (a) above, each Borrower undertakes to the Lender that it will, and the Parent Guarantor shall ensure that each Borrower will, ensure that each charterparty or contract of carriage in respect of the Ship owned by it will include for the benefit of that Borrower provisions requiring the charterer, sub-charterer or person with whom that Borrower has entered into a contract of carriage to comply with the Russian Oil Price Cap Measures and to provide such information and documentation at such times as is necessary for that Borrower and the Parent Guarantor to comply with this Clause 24.13 (Russian oil price cap).

(e)	Each Borrower undertakes that it will, and the Parent Guarantor shall ensure that each Borrower will:
(i)

provide the Lender with such information upon the Lender’s written request, and at such times, as it may require for the purposes of the Lender satisfying any record keeping obligations applicable to it under the Russian Oil Price Cap Measures;

(ii)

promptly upon request and in any event within 30 days of any request provide the Lender with such other information in relation to compliance with the Russian Oil Price Cap Measures as the Lender may from time to time reasonably request including without limitation any information relating to ancillary costs as may be specified from time to time pursuant to the Russian Oil Price Cap Measures; and

(iii)

comply with such further or additional requirements as the Lender may from time to time require in writing, acting reasonably, in response to changes to any of the Russian Oil Price Cap Measures, or the introduction of similar measures relating to Russian Oil Products, or changes to any guidance, application, interpretation or market practice in respect of the Russian Oil Price Cap Measures.

The obligations in this paragraph (e) are continuing and, in particular, shall survive and remain binding on each Borrower and the Parent Guarantor until all attestations and such other information as may be requested pursuant to this paragraph (e) have been received in satisfactory form by the Lender.

(f)

Each Borrower shall, and the Parent Guarantor shall ensure that each Borrower will, undertake appropriate due diligence on its counterparties to satisfy itself, based on the information available, of the reliability and accuracy of any information provided by such counterparties for the purposes of or relating to satisfying the requirements of paragraph (b) above.

(g)

Each Borrower agrees that the Lender may forward all attestations and other documents which that Borrower may from time to time deliver to the Lender pursuant to paragraphs (c) and (e) above to any applicable regulators or to any other party to which the Lender may be required to forward or disclose such attestations or other documents in accordance with the Russian

Oil Price Cap Measures. The Lender shall immediately inform each Borrower about the disclosure of the attestations and other documents pursuant to paragraphs (c) and (e) to any party.

24.14	Trading in war zones or excluded areas

No Borrower shall cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers or which is listed as an area of perceived enhanced risk by that Ship’s war risks insurers unless that Borrower:

(a)	has given prior notification to the insurers;
(b)	has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any such war zone or area; and
(c)	notifies the Lender accordingly.
24.15	Provision of information

Without prejudice to Clause 20.6 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its master and crew;
(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager’s compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Lender’s request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship’s Safety Management Certificate and any relevant Document of Compliance.

24.16	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately notify the Lender by email (in accordance with Clause 34.4 (Electronic Communication)) or letter of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requisition of that Ship for hire;
(d)	any requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not immediately complied with unless this has been dealt with by the deadline specified in the relevant requirement or recommendation;

(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on that Ship or the Earnings;
(f)	any intended dry docking of that Ship;
(g)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship,
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,
(j)

any notice, or such Borrower becoming aware, of any claim, action, suit, proceeding or investigation against any Transaction Obligor, any of its Subsidiaries or any of their respective directors, officers, employees or agents with respect to Sanctions; or

(k)	any circumstances which could give rise to a breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to that Borrower’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

24.17	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;
(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;
(c)

materially amend, supplement ,or terminate a Management Agreement without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed (and for the avoidance of doubt, any amendment to a Management Agreement which (i) increases the management fee by more than 15 per cent. of the management fee payable under the Management Agreement, (ii) alters the duration of the Management Agreement, (iii) changes the governing law provisions, (iv) changes the parties to it or (v) changes the termination provisions and termination fees shall be considered material);

(d)	appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any material alteration to the terms of an Approved Manager’s appointment;
(e)	de activate or lay up that Ship; or
(f)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency)

unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.18	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be preferred, mortgage, carry, to the extent required by the Approved Flag state, on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

24.19	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

24.20	Charterparty Assignment
(a)

If a Borrower enters into any Assignable Charter (subject to obtaining the prior consent of the Lender (such consent not to be unreasonably withheld) in accordance with paragraphs (a) and (b) of Clause 24.17 (Restrictions on chartering, appointment of managers etc.)), that Borrower shall promptly after the date of entry into of such Assignable Charter, enter into a Charterparty Assignment and the assignment contemplated thereunder shall be notified to the relevant charterer and any charter guarantor, and that Borrower shall procure that such charterer and such charter guarantor acknowledges such assignment in accordance with the terms of such Charterparty Assignment; and

(b)

Without limiting the generality of the above, if such Assignable Charter is a bareboat charter, that Borrower shall procure that the relevant charterer executes in favour of the Lender an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by that Borrower or by the relevant charterer and a customary letter of undertaking in favour of the Lender whereby (inter alia) the interests of that charterer under the Charter are subordinated to the interests of the Lender under the Finance Documents; and

(c)

additionally deliver to the Lender without delay such other documents equivalent to those referred to at paragraphs 1.2, 1.3, 1.5, 3.4, 5, 6.1, 6.2, 6.5 and 6.6 of Part A of Schedule 2 (Conditions Precedent) as the Lender may reasonably require from that Borrower in connection with such Charterparty Assignment or as the case may be tripartite agreement.

24.21	Inventory of Hazardous Materials

Each Borrower shall maintain an Inventory of Hazardous Materials, in respect of the Ship owned by it.

24.22	Sustainable and socially responsible dismantling of Ships

Each Borrower shall not knowingly sell Ship owned by it for recycling purposes without having ascertained that that Ship will:

(a)	in the case of it being EU flagged, be recycled at an approved yard under the EU Ship Recycling Regulation; or
(b)

in the case of it being non-EU flagged, be recycled at a yard certified to operate under The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation by a classification society acceptable to the Lender and who is a member of the IACS (International Association of Classification Societies).

24.23	Notification of compliance

Each Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (Ship Undertakings).

25	Security Cover
25.1	Minimum required security cover

Clause 25.2 (Provision of additional security; prepayment) applies if, the Lender notifies the Borrowers that, on or after the first Delivery Date, the Security Cover Ratio is below 120 per cent.

25.2	Provision of additional security; prepayment
(a)

If the Lender serves a notice on the Borrowers under Clause 25.1 (Minimum required security cover), the Borrowers shall, on or before the date falling one Month after the date on which the Lender’s notice is served (the “Prepayment Date”), prepay such part of the Loan as shall eliminate the shortfall.

(b)	A Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Lender:
(i)	has a net realisable value at least equal to the shortfall; and
(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

25.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) which constitutes a first preferred or first priority mortgage over a vessel shall be the Market Value of the vessel concerned.

25.4	Valuations binding

Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards each Borrower.

25.5	Provision of information
(a)

Each Borrower shall promptly provide the Lender and any Approved Valuer acting under this Clause 25 (Security Cover) with any information which the Lender or the Approved Valuer may request for the purposes of the valuation.

(b)

If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Valuer or the Lender considers prudent.

25.6	Prepayment mechanism

Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).

25.7	Provision of valuations
(a)

Each Borrower shall provide the Lender annually with a valuation of the Ship owned by it and any other vessel over which additional Security has been created in accordance with Clause 25.3 (Value of additional vessel security), from an Approved Valuer, addressed to the Lender, to enable the Lender to determine the Market Value of that Ship throughout the Security Period (in addition to the valuations referred to in paragraph 3.5 of Part B of Schedule 2 (Conditions Precedent)).

(b)

If and when the Lender believes (acting reasonably) that the Market Value of a Ship and any other vessel over which additional security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment) have reduced to such extent that the security requirements under Clause 25.1 (Minimum required security cover) may have been breached, then the Lender may at any time obtain additional sets of valuations of that Ship and any such other vessels from Approved Valuers to enable the Lender to determine the Market Value of that Ship and any such other vessels.

(c)	The cost and expense of:
(i)	any valuations obtained pursuant to paragraph (a) above;
(ii)	the first additional set of valuations referred to in paragraph (b) above; and
(iii)	in the event of an Event of Default having occurred and continuing, any additional such sets of valuations referred to in paragraph (b) above,

shall be borne by the Borrowers and the Borrowers shall within 10 Business Days of demand by the Lender pay to the Lender all costs and expenses incurred by it in obtaining such valuations.

25.8	Release of additional security

If at any time the Lender holds additional security provided under this Clause 25 (Security Cover) for a consecutive period of no less than 60 days, the Borrowers may request, at their own cost and expense, the release of such additional security provided that:

(a)

the Borrowers can demonstrate to the Lender’s satisfaction that the aggregate Market Value of the Ships then subject to a Mortgage, disregarding the value of that additional security, is above the minimum percentage required pursuant to Clause 25.1 (Minimum required security cover); and

(b)	no Event of Default has occurred and is continuing or would result from the release of such additional security.
26	Accounts and application of Earnings and Hedge Receipts
26.1	Accounts
(a)	No Borrower may, without the prior consent of the Lender, maintain any bank account other than its Earnings Account and its Cash Collateral Account.
(b)

If and when an Event of Default is continuing, the Borrowers shall not withdraw, transfer or in any other way deal with all or any part of, or any interest in, or attempt to withdraw, transfer or in any other way deal with all or any part of, or any interest in, any amount standing to the credit of any Earnings Account.

26.2	Payment of Earnings

Each Borrower shall ensure that:

(a)	subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid in to its Earnings Account; and
(b)	all Hedge Receipts are paid in to its Earnings Account.
26.3	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Account; and
(b)

execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

27	Events of Default
27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.19 (Acceleration) and Clause 27.20 (Enforcement of security).

27.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.
27.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 19.35 (Sanctions), Clause 21 (Financial Covenants), Clause 22.10 (Title), Clause 22.11 (Negative pledge), Clause 22.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 22.22 (Sanctions), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances), Clause 24.12 (Sanctions and Ship Trading), Clause 24.13 (Russian oil price cap) or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment), Clause 25 (Security Cover).

27.4	Other obligations
(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

27.6	Cross default
(a)	Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).
(d)

Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

27.7	Insolvency
(a)	A Transaction Obligor or a member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)

A moratorium is declared in respect of any indebtedness of any Transaction Obligor or other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or other member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or other member of the Group;
(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor’s or other member’s of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor or other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
27.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of any Transaction Obligor or other member of the Group (other than an arrest or detention of a Ship referred to in Clause 27.14 (Arrest)).

27.10	Ownership of the Borrowers, the Approved Managers and the Parent Guarantor

It appears, that, without the Lender’s prior written consent:

(a)

the Parent Guarantor (i) ceases to be (directly or indirectly) the legal and beneficial owner of 100 per cent. of the issued and outstanding share capital and voting share capital of a Borrower or (ii) otherwise ceases to control (directly or indirectly) 100 per cent. a Borrower;

(b)

the Parent Guarantor (i) ceases to be (directly or indirectly) the legal and beneficial owner of 100 per cent. of the issued and outstanding share capital and voting share capital of the Approved Commercial Manager or (ii) otherwise ceases to control (directly or indirectly) 100 per cent. the Approved Commercial Manager;

(c)

the members of the Nominated Family (i) cease to be the legal and beneficial direct owner of at least 35 per cent. of the issued and outstanding share capital and voting share capital of the Parent Guarantor or (ii) otherwise cease to control (directly or indirectly) at least 35 per cent. of the Parent Guarantor;

(d)

the members of the Nominated Family (i) cease to be the legal and beneficial direct owner of at least 51 per cent. of the issued and outstanding share capital and voting share capital of the Approved Technical Manager or (ii) otherwise cease to control (directly or indirectly) at least 51 per cent. of the Approved Technical Manager,

(i)	the Parent Guarantor shall promptly notify the Lender upon becoming aware of that event; and
(ii)

the Lender may, by not less than ten days’ notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable within 30 days of the occurrence of a change of control, whereupon the Facility will be cancelled and the Borrower shall prepay to the Lender the Loan and all outstanding interest and other amounts due and payable under the Finance Documents; or

(e)	the Parent Guarantor’s shares cease to be quoted on both the New York Stock Exchange and Oslo Stock Exchange.
(f)	For the purpose of the paragraphs above “control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, the maximum number of votes that might be cast at a general meeting in accordance with the relevant shareholding percentage; or
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers (other than in respect of the Parent Guarantor); or
(iii)	give directions with respect to the operating and financial policies with which the directors or other equivalent officers are obliged to comply (other than in respect of the Parent Guarantor.
27.11	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.
(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.
(c)

Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
27.12	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

27.13	Cessation of business

Any Transaction Obligor or any other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

27.14	Arrest

Any arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 21 days of such arrest or detention.

27.15	Expropriation

The authority or ability of any Transaction Obligor or member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets other than:

(a)	an arrest or detention of a Ship referred to in Clause 27.14 (Arrest); or
(b)	any Requisition.
27.16	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or other Transaction Security otherwise ceases to remain in full force and effect for any reason.

27.17	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

27.18	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may:

(a)	by notice to the Borrowers:
(i)	cancel the Commitment, whereupon it shall immediately be cancelled;
(ii)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under sub-paragraphs (i), (ii) or (iii) of paragraph (a) above simultaneously or on different dates and the Lender may take any action referred to in paragraph (iii) above or Clause 27.20 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

27.20	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 27.19 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

Section 9

Changes to Parties

28	Changes to the Lender
28.1	Assignment by the Lender

Subject to this Clause 28 (Changes to the Lender), the Lender (the “Existing Lender”) may, without any Obligor’s consent but with prior notice to the Obligors, assign any of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment
(a)

Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrowers or any other Transaction Obligor had against the Existing Lender.

(b)	If:
(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

28.3	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

29	Changes to the Transaction Obligors
29.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Subordinated Creditors
(a)	The Borrowers may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:
(i)	a duly executed Subordination Agreement;
(ii)	a duly executed Subordinated Debt Security; and
(iii)

such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)

A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

Section 10

Administration

30	Payment Mechanics
30.1	Payments to the Lender
(a)

On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Application of receipts; partial payments
(a)

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.
30.3	No set-off by Transaction Obligors
(a)	All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(b)	Paragraph (a) above shall not affect the operation of any payment or close out netting in respect of any amounts owing under any Hedging Agreement.
30.4	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
30.6	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:

(a)

the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)

the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.8 (Disruption to Payment Systems etc.).

31	Set-Off

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document to any other party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
34	Notices
34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

34.2	Addresses

The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties);
(b)

in the case of the Lender or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, email or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

34.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of email, in accordance with the provisions of Clause 34.4 (Electronic Communication); or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.
(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Electronic communication
(a)

Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 34.4 (Electronic communication).

34.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.6	Hedging Agreement

Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by a Borrower in connection with the Facility.

35	Calculations and Certificates
35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

36	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	Remedies and Waivers
(a)

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.
38	Entire Agreement
(a)

This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)

Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

39	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

40	Irrevocable Payment

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

41	Amendments
41.1	Changes to reference rates
(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on the Loan or any part of the Loan under this Agreement to any recommendation of a Relevant Nominating Body which is issued on or after the date of this Agreement, may be made with the consent of the Lender and the Borrowers.

(c)	In this Clause 41.1 (Changes to reference rates):

“Published Rate” means:

(a)	SOFR; or
(b)	Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(a)	Term SOFR (all Quoted Tenors), ten US Government Securities Business Days; and
(b)	SOFR, ten US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrowers, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or
(d)	in the opinion of the Lender and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(e)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(f)

in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(g)	in the opinion of the Lender and the Borrowers, an appropriate successor or alternative to a Published Rate.
41.2	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction), 17.4 (Waiver of defences) and 18.2 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

42	Confidential Information
42.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

The Lender may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.3 (Security over Lender’s rights);
(viii)	which is a classification society;
(ix)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;
(x)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(xi)	with the consent of the Parent Guarantor;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)

in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to sub-paragraphs (iv) and (viii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)

in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)

to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

42.4	Entire agreement

This Clause 42 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

the Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42 (Confidential Information).
42.7	Continuing obligations

The obligations in this Clause 42 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
43	Confidentiality of Funding Rates
43.1	Confidentiality and disclosure
(a)	The Lender and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below.
(b)	Each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange (including, for the avoidance of any doubt, any filing requirements thereunder) or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.
43.2	Related obligations
(a)

Each Obligor acknowledges that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:
(i)

of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (b) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43 (Confidentiality of Funding Rates).
43.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 43 (Confidentiality of Funding Rates).

44	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11

Governing Law and Enforcement

45	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46	Enforcement
46.1	Jurisdiction
(a)

Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a “Dispute”).

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.
(c)

To the extent allowed by law, this Clause 46.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)

irrevocably appoints Saville Notaries LLP of London, at its registered office for the time being, presently at 11 Old Jewry, London, EC2R 8DU, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Parties

Part A

The Obligors

Name of Borrower	Place of	Registration number	Address for Communication
	Incorporation	(or equivalent, if any)

THETA NAVIGATION LTD	Marshall Islands	109610	c/o OET Chartering Inc. Address: Ethnarchou Makariou Ave., & 2 D., Falireos Street 185 47 New Faliro, Piraeus, Greece Email: Fax: Attn: Mrs. Thalia Kalafati

MOONSPRITE SHIPPING CORP.	Marshall Islands	96018	c/o OET Chartering Inc. Address: Ethnarchou Makariou Ave., & 2 D., Falireos Street 185 47 New Faliro, Piraeus, Greece Email: Fax: Attn: Mrs. Thalia Kalafati

Name of Parent	Place of	Registration number	Address for Communication
Guarantor	Incorporation	(or equivalent, if any)

OKEANIS ECO TANKERS CORP.	Marshall Islands	96382	c/o OET Chartering Inc. Address: Ethnarchou Makariou Ave., & 2 D., Falireos Street 185 47 New Faliro, Piraeus, Greece Email: Fax: Attn: Mrs. Thalia Kalafati

Part B

The Original Lender

Name of Original Lender	Commitment	Address for Communication
ALPHA BANK S.A.	$130,000,000	93 Akti Miaouli Piraeus 185 38 Greece Attention: Konstantinos Flokos/Evangelia Makri Email:

Schedule 2

Conditions Precedent

Part A

Conditions Precedent to Utilisation Request

Part B

Conditions Precedent to Utilisation

Schedule 3

Requests

Part A

Utilisation Request

Part B

Selection Notice

Schedule 4

Details of The Ships

Ship	Ship name	Borrower owning the Ship	Type	Approved Flag	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
Ship A	“NISSOS NIKOURIA” IMO 9920760	THETA NAVIGATION LTD	Oil carrier	Marshall Islands	ABS	✠ A1 Tanker for oil BIS BMON BWM (T) Clean CMON COAT-PSPC (B, C) CSR E0 ESP Fuel ready (LNG[MEc]) LCS Recyclable SPM TMON oil lubricated) VCS (2, B) ER (EGCS Open, SCR, TIER III)	OET Chartering Inc.	Kyklades Maritime Corporation
Ship B	“NISSOS ANAFI” IMO 9856086	MOONSPRITE SHIPPING CORP.	Oil carrier	Marshall Islands	ABS	✠ A1, Oil Carrier, ESP, (E), ✠ AMS, ✠ ACCU, CPS, CSR, AB-CM	OET Chartering Inc.	Kyklades Maritime Corporation

Schedule 5

Form of Compliance Certificate

Schedule 6

Timetables

Execution Pages

BORROWERS

SIGNED by Thaleia Kalafati	) /s/ Thaleia Kalafati
duly authorised	)
attorney in fact	)
for and on behalf of	)
THETA NAVIGATION LTD
in the presence of:	)

Witness’ signature:	) /s/ Natalia Stameni
Witness’ name:	) Natalia Stamen
Witness’ address:	)Watson Farley & Williams
348 Syngrou Avenue
Kallithea 176 74
Athens - Greece

SIGNED by Thaleia Kalafati	) /s/ Thaleia Kalafati
duly authorised	)
attorney in fact	)
for and on behalf of	)
MOONSPRITE SHIPPING CORP.	)
in the presence of:	)

Witness’ signature:	) /s/ Natalia Stameni
Witness’ name:	) Natalia Stamen
Witness’ address:	) Watson Farley & Williams
348 Syngrou Avenue
Kallithea 176 74
Athens - Greece
PARENT GUARANTOR

SIGNED by Thaleia Kalafati	) /s/ Thaleia Kalafati
duly authorised	)
attorney in fact	)
for and on behalf of	)
OKEANIS ECO TANKERS CORP.	)
in the presence of:	)

Witness’ signature:	) /s/ Natalia Stameni
Witness’ name:	) Natalia Stameni
Witness’ address:	) Watson Farley & Williams
348 Syngrou Avenue
Kallithea 176 74
Athens - Greece

ORIGINAL LENDER

SIGNED by	) /s/ N.D. Kagkarakis	/s/ C.G. Aroni
duly authorised	) N.D. Kagkarakis	C.G. Aroni
for and on behalf of	)
ALPHA BANK S.A.	)
in the presence of:	)

Witness’ signature:	) /s/ Natalia Stameni
Witness’ name:	) Natalia Stameni
Witness’ address:	) Watson Farley & Williams
348 Syngrou Avenue
Kallithea 176 74
Athens - Greece